EXHIBIT 99.1

News

MGE Energy Reports First-Quarter 2024 Earnings

Madison, Wis., May 08, 2024—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the first quarter of 2024.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2024 were $33.8 million, or $0.93 per share, compared to $31.1 million, or $0.86 per share, for the same period in the prior year.

In the first quarter of 2024 Electric net income increased $2.5 million compared to the first quarter of 2023. Our first-quarter results were primarily driven by an increase in investments included in rate base.

Despite having one of the warmest February months on record, gas net income in the first quarter of 2024 remained relatively flat compared to the first quarter of 2023.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2024	2023
Operating revenues	$191,336	$217,253
Operating income	$40,745	$40,034
Net income	$33,814	$31,078
Earnings per share - basic	$0.93	$0.86
Earnings per share - diluted	$0.93	$0.86
Weighted average shares outstanding - basic	36,171	36,163
Weighted average shares outstanding - diluted	36,189	36,180

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com